EXHIBIT 99.1

News Release

October 9, 2014

Ashland to sell elastomers business to Lion Copolymer Holdings, LLC

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) and Lion Copolymer Holdings, LLC, today announced they have reached a definitive agreement under which Lion Copolymer will purchase Ashland’s elastomers business based in Port Neches, Texas. The transaction is expected to close by December 31, 2014, contingent on certain customary regulatory approvals and standard closing conditions. Financial terms were not disclosed.

The elastomers business accounted for approximately 17 percent of Ashland Performance Materials' $1.6 billion in sales for the trailing 12 months ended June 30, 2014. This business, which primarily serves the North American replacement tire market, was acquired by Ashland as part of the International Specialty Products transaction in August 2011. Ashland operates a 250-person manufacturing facility in Port Neches that serves elastomers customers.

"This decision fits Ashland’s well-established strategy of divesting non-core assets and reinvesting in higher-margin, specialty chemical businesses where we see attractive growth opportunities,” said James J. O'Brien, Ashland chairman and chief executive officer. “We are pleased with the value we received for the business and believe this transaction represents a good strategic fit for Lion."

“With the acquisition of the Ashland elastomers business, we are pleased once again to be in this segment of the synthetic rubber business,” said Jesse Zeringue, executive vice-president of Lion Copolymer Holdings. “We think the size of the facility in Port Neches, access to feedstock and excellent storage capacity, combined with specialty products such as hot styrene-butadiene rubber polymers and high styrene polymers, provide us with an excellent growth opportunity. We were also impressed by the quality of the operations and the plant, which has benefited from significant investment over the years.”

About Lion Copolymer
Lion Copolymer is a synthetic rubber manufacturer with world-class production facilities in Geismar, Louisiana.  Lion Copolymer’s ethylene propylene diene monomer (EPDM) products are used in a wide variety of applications that require superior heat, ozone and chemical resistance, excellent long-term aging and outstanding weathering. Applications include automotive weather seals and hoses, industrial and consumer hoses, weather seals, molded goods, wire and cable insulations, window profiles, roof sheeting, thermoplastic elastomers, conveyor belts, seals, footwear, and printing rolls and viscosity modifiers for lubricants.  For more information about Lion Copolymer, visit www.lioncopolymer.com.

About Ashland
Ashland Inc. (NYSE: ASH) is a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets, including architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. Through our three commercial units – Ashland Specialty Ingredients, Ashland Performance Materials and Valvoline – we use good chemistry to make great things happen for customers in more than 100 countries. Visit ashland.com to learn more.

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FOR FURTHER INFORMATION:

Ashland Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Investor Relations:
Jason Thompson
+1 (859) 815-4454
jlthompson@ashland.com

Lion Copolymer Holdings:
Director of Marketing:
Yuka Kimoto
+1 (225) 673-0560